Exhibit 99.1

For Immediate Release

Estelle DeMusey Joins Celebrate Express Board of Directors

KIRKLAND, Wash. (BUSINESS WIRE)—May 3, 2005—Celebrate Express, Inc. (Nasdaq: BDAY), a leading online and catalog retailer of celebration products for families, announced today the addition of Estelle DeMusey to its Board of Directors.

Estelle DeMusey is currently President of Linen Source and Casual Living (Thompson Group), a consumer direct marketing company utilizing the Internet and catalogs. Previously, she served as Vice President of dELiA Corporation managing their direct division, and was also President and CEO of Storybook Heirlooms from 1995 to 1998. Ms. DeMusey has over 20 years experience in direct-to-consumer business.

“Celebrate Express is pleased to have Ms. DeMusey join our Board,” said company President Mike Jewell. “Her experience and background are complementary to our business, and we look forward to working with her.”

About Celebrate Express, Inc.

Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The company currently operates three brands: Birthday Express, which markets children’s party products; Storybook Heirlooms, which offers girls’ special occasion and specialty apparel; and Costume Express, which markets children’s costumes and accessories. The company utilizes its branded Web sites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by branded catalogs to offer products as complete coordinated solutions. The company’s goal is to help busy parents celebrate the special moments in their children’s lives. For more information, please visit www.celebrateexpress.com.

CONTACT:	Darin White (Investor Relations)
425-250-1064 x186
Invest@celebrateexpress.com

OR

Katie Manning (Media Relations)
425-250-1064 x136
katiem@celebrateexpress.com

Source: Celebrate Express, Inc.